Exhibit 10(a)

BRINKER INTERNATIONAL

PERFORMANCE SHARE PLAN DESCRIPTION

Purpose

Pursuant to Section 3 of The Brinker International, Inc. Stock Option and Incentive Plan (“SOIP”), as approved by the shareholders of the Company on October 20, 2005, the Committee may grant stock awards subject to such conditions, restrictions and contingencies as the Committee may determine. The Brinker International Performance Share Plan (the “Plan”) is adopted pursuant to the Committee’s authority under the SOIP to provide greater incentive to officers and key employees of Brinker International, Inc. (“Brinker” or the “Company”) or any of its affiliates to achieve the highest level of individual performance and to meet or exceed specified goals which will contribute to the success of the Company.

Definitions

For purposes of the Plan, the following definitions will control:

“Affiliate” is defined as a subsidiary of Brinker or any entity that is designated by the Committee as a participating employer under the Plan, provided that Brinker directly or indirectly owns at least 20% of the combined voting power of the common stock of such entity.

“Change in Control” is defined as:

(i)            a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; or

(ii)           the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or

(iii)          the failure at any annual or special meetings of the Company’s shareholders held during the three-year period following a “solicitation in opposition” as defined in Rule 14a-6 promulgated under the Exchange Act, of a majority of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats on the board of directors (such majority calculated based upon the total number of persons nominated by the Company failing to win election to seats on the Board divided by the total number of Board members of the Board as of the beginning of such three year period), excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.

“Committee” is defined as the Compensation Committee, or its successor, of the Company’s Board of Directors.

“Comparative Group” is defined as Brinker and such other companies as designated by the Commitee.

“Measurement Period” is defined as a consecutive three fiscal year period, or such other period as the Committee shall designate prior to making an award pursuant to the Plan, beginning on the date described in the applicable award letter, except in the event of a Change in Control, in which case the Measurement Period shall end on the effective date of the Change in Control.

“Total Shareholder Return (TSR)” is defined as the rate of return reflecting stock price appreciation plus the amount of cash dividends paid during the Measurement Period. The average Daily Closing Stock Price (adjusted for splits and dividends) for each company in the Comparative Group for the 90 calendar days prior to the beginning and ending points of the Measurement Period will be used to smooth out market fluctuations.

“Daily Closing Stock Price” is defined as the stock price at the close of trading of the National Exchange on which the stock is traded.

“National Exchange” is defined as the New York Stock Exchange (NYSE), the National Association of Stock Dealers and Quotes (NASDAQ), or the American Stock Exchange (AMEX), or a generally recognized successor-in-interest if any such exchange no longer exists.

“Performance Share” is defined as the right to receive a share of Common Stock of the Company upon satisfaction of any performance metrics and/or other requirements established by the Committee.

Accumulation of Performance Shares

A Participant shall receive an award (“Award”) of a target number of Performance Shares. The target number of Performance Shares awarded to each Participant shall be determined by (a) the Committee and (b) the terms and conditions of the applicable award letter provided to the Participant by the Committee. The final number of shares issued to individual participants as payout for vested Performance Shares is determined by (i) the Company’s TSR rank within the Comparative Group at the end of a Measurement Period and (ii) the terms and conditions of the applicable award letter. The distribution percentage of target Performance Shares, based on rank, shall be as designated by the Committee taking into account that there will be no payout if the Company’s rank is at or near the bottom of the Comparative Group.

In the event that the Company’s TSR over the Measurement Period is a negative number, the payout percentage as set by the Committee shall be reduced by 20 percent, regardless of the Company’s rank within the Comparative Group.

Vesting of Performance Shares

Participants who are vested in their Performance Shares will be entitled to receive the percentage payout of their target award, if any, in the form of shares of common stock of the Company. If, at the end of the applicable Measurement Period, the Participant has not vested in his or her Performance Shares, or has otherwise forfeited his or her Performance Shares, he or she will not be entitled to receive any shares of common stock of the Company as payout for his or her unvested or forfeited Performance Shares.

Except as otherwise provided below, if a Participant’s employment has not terminated prior to the end of the Measurement Period, then, as of the last day of such Measurement Period, the Participant shall become 100% vested in the Performance Shares subject to his or her Award.

Notwithstanding the foregoing, a Participant whose employment terminates prior to the end of the Measurement Period due to his death or disability shall become immediately 100% vested in the Performance Shares subject to his or her Award on the date on which his employment terminated. Furthermore, a Participant whose employment terminates prior to the end of the Measurement Period, but subsequent to the date on which the Participant’s age plus years of service equal or exceeds 70, shall become immediately 100% vested in the Performance Shares subject to his or her Award as of the date on which his employment terminated; provided, however, that if following the end of such Participant’s employment but prior to the end of the Measurement Period, the Participant becomes employed by or associated with a business, including, without limitation, being a consultant to, or a member of the board of directors of, such business, which competes with any business conducted by the Company or its subsidiaries or affiliates, then the Performance Shares subject to the Award shall instead be wholly forfeited by the Participant. Finally, in the event of a Change in Control prior to the end of the applicable Measurement Period, the Participant who is employed on the date of the Change in Control shall become immediately 100% vested in the Performance Shares on the effective date of such Change in Control, the Measurement Period shall be deemed to have ended as of such effective date of such Change in Control, and the Company will issue a number of shares to the Participant based upon the Company’s relative TSR performance, but in no event less than a 100% payout. Awards in which the Participant does not vest in accordance with the foregoing rules shall be automatically forfeited by such Participant as of the last day of the applicable Measurement Period.

Attainment of Performance Goal

The issuance of shares of common stock of the Company as a payout of a Participant’s vested Performance Shares shall be subject to, and dependent upon, the satisfaction of performance metrics and/or other requirements established by the Committee, including rank among the Comparative Group at the end of the Measurement Period.

Bankruptcy/Cease to Trade

In the event that a member (or members) in the Comparative Group ceases to trade for more than 10 consecutive days on a National Exchange at any point in the Measurement Period, such member (or members) will be considered to have the lowest ranking in the Comparative Group.

Acquisition From Outside the Comparative Group

In the event that a member (or members) in the Comparative Group is acquired by, or merges with, a company that is not a member of the Comparative Group, and at least 24 months of the Measurement Period has passed, the member’s performance will be frozen on the date of acquisition. The member’s TSR performance will be determined by using the average Daily Closing Stock Price (adjusted for splits and dividends) for the 90 calendar days prior to the beginning of the Measurement Period and the date of acquisition.

If 24 months has not passed prior to the acquisition/merger, the member will be considered to have the lowest ranking in the peer group.

Merger or Acquisition From Inside the Comparative Group

If two members of the Comparative Group merge, or if one member of the Comparative Group acquires another, TSR performance will be calculated as follows:

First, the weighted average aggregate TSR performance will be determined for the two entities. This will be the addition of the TSR for both entities up to the time of merger/acquisition, weighted by the market capitalization of the two entities.

Second, the TSR performance will be calculated for the merged entity, as per the provisions of the Plan, following the time of merger/acquisition.

Third, TSR performance before the merger/acquisition and after the merger/acquisition will be summed, weighted by the portion of the measurement period prior to the merger/acquisition and the portion of the measurement period following the merger/acquisition.

Last, each of the two members of the Comparative Group that are party to such merger or acquisition shall be deemed to have the TSR performance calculated as set forth above for purposes of the Rank of the members of the Comparative Group. For example, if the combined entity would have ranked fifth amongst members of the Comparative Group, both of the parties to such merger or acquisition shall be deemed to have ranked fifth.

Issuance of Shares

For each vested Performance Share held by the Participant, the Company will issue a like number of shares of its common stock multiplied by the applicable percentage payout. The issuance of shares to the Participant will occur as soon as practicable following the end of the Measurement Period, but in no event later than sixty (60) days following the end of the Measurement Period.

Dividend and Voting Rights

The receipt of an award of Performance Shares shall not entitle the Participant to voting rights or dividend rights.

A Participant who is issued shares of common stock as payout for his or her vested Performance Shares shall thereafter be entitled to vote as a shareholder of the Company and shall, at the time the shares are issued, receive a lump sum payment equal to the amount of cash dividends paid during the immediately preceding Measurement Period on the number of shares of common stock issued to the Participant (e.g., if the Participant’s target is 100 shares and the payout is 175 shares, then contemporaneous with the issuance of the shares, the Participant will receive an amount equal to the cash dividend paid during the Measurement Period on 175 shares).

Administration

The Committee shall have authority to administer and interpret the Plan, establish administrative rules, approve eligible participants and awards to participants, and take any other action necessary for the proper and efficient operation of the Plan.

General

In the event of any inconsistency between this Plan and the SOIP (pursuant to which this Plan is adopted and administered), the terms of the SOIP shall be controlling.

Neither this Plan nor any action taken hereunder shall be construed as giving any employee or participant the right to be retained in the employ of Brinker or an Affiliate.

Nothing in the Plan shall be deemed to give any employee any right, contractually or otherwise, to participate in the Plan or in any benefits hereunder, other than the right to receive an award as may have been expressly awarded by the Committee subject to the terms and conditions of the applicable award letter provided to the employee by the Company.

The Company is not required to set aside any assets for payment of the benefits provided under this Plan. A Participant shall have no security interest in any such amounts. It is the Company’s intention that this Plan be unfunded.

Subject to any restrictions set forth in the SOIP, the Committee may (i) amend, suspend, or terminate the Plan at any time and (ii) substitute any awards due currently or in the future under the Plan, including, but not limited to, any awards that have accrued to the benefit of participants but have not yet been paid.

The number of Performance Shares awarded to any Participant shall be subject to appropriate proportionate adjustment to reflect any stock dividend, stock split, share combination, separation, reorganization, liquidation or the like, of or by the Company.